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May 17, 1995



State Street Bank and Trust Company
1776 Heritage Drive
No. Quincy, MA  02171



Gentlemen:

This is to advise you that the Loomis Sayles Investment Trust has established two new series of shares to be known as the Loomis Sayles California Tax Free Income Fund and the Loomis Sayles Mortgage Securities Fund. In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated December 31, 1993 between the Fund and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one for your records.






By ____________________________________
              President
     Loomis Sayles Investment Trust




By_____________________________________

Title ___________________________________

Agreed to this ________ day of ________, 1995.

State Street Bank and Trust Company



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